Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE AND WAIVER OF CLAIMS
     This Severance Agreement and Release and Waiver of Claims (this “Agreement”) is made and entered into as of this 27th day of February 2009, by and between Jerry Pientka (hereinafter referred to as “Employee”) and First Industrial Investments, Inc. (hereinafter referred to as “Employer”).
RECITALS
A.	Employee has been employed by Employer.

B.	Employee’s employment with Employer will be terminated, effective February 27, 2009 (the “Termination Date”).

C.	The parties desire an amicable separation and to affect such desire Employer offers Employee a severance package if Employee agrees to settle and compromise any and all claims and issues Employee has, or may have, or may claim to have against Employer.
AGREEMENTS
     NOW, THEREFORE, in consideration of the recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
Section 1. Termination of Employment. Employee’s employment with Employer is terminated, effective February 27, 2009.
Section 2. Severance Payment. In consideration for the promises made in this Agreement, Employer agrees to pay Employee a severance payment of $60,000.00 (the “Severance Payment”), payable in one lump sum within ten (10) days following the Effective Date (as defined in Section 9 below). The Severance Payment is subject to all applicable reporting and deductions. Employee expressly agrees, understands and acknowledges that some or all of the Severance Payment provided Employee under this Section 2 constitutes pay in excess of that to which a separated employee of Employer would be entitled without entering into this Agreement. Employee acknowledges that the above pay, along with the other promises set forth in this Agreement, are being provided by Employer as consideration for Employee entering into this Agreement, including the release of claims and waiver of rights provided for in Section 8.
Section 3. Bonus Payment. Employer agrees to pay the Employee a bonus payment in accordance with Employee’s employment contract equal to $253,117, payable in one lump sum within ten (10) days following the Effective Date (as defined in Section 9 below). The Bonus payment is subject to all applicable reporting and deductions.

Section 4. HealthCare Coverage. For 3 month(s) beginning on March 1, 2009, Employer will pay Employee’s COBRA premiums pertaining to coverage for the health and dental insurance benefit programs in which Employee participated on the Termination Date, to the extent Employer’s insurer permits. However, Employee agrees to immediately notify Employer if Employee obtains other employment during the Benefit Period which offers health and dental insurance to Employee. Employer’s obligation to continue COBRA premiums on behalf of Employee shall cease upon Employee’s eligibility for health and dental insurance with Employee’s other employment.
Section 5. No Other Payments. Employee agrees that, other than the payments specified in Sections 2 through 4 herein, Employee will not be entitled to, and will make no claims for, any other payments. No additional Paid Time Off, or other benefits, shall accrue following the Employee’s Termination Date.
Section 6. Vacation Pay and Expense Reimbursement. Employer agrees to pay Employee’s accrued but not taken vacation pay and to reimburse Employee for all appropriate expense reimbursements submitted in accordance with Employer’s policy regarding expense reimbursements. Employee agrees to submit such expenses no later than March 13, 2009. Payment will be made on the first regularly scheduled pay period following the Employee’s Termination Date.
Section 7. Employee Conduct. Employee agrees that, at all times following the signing of this Agreement, Employee shall not engage in any vilification of or calumny against Employer, and shall refrain from making any false, negative, critical or disparaging statements of any kind, implied or expressed, concerning Employer, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, financial condition or treatment of employees. Employee further agrees to do nothing that would damage Employer’s business reputation or good will.
Section 8. Release of Claims and Waiver of Rights. In return for the receipt of the entirety of the consideration described in Sections 2, and 3, Employee, for Employee and Employee’s heirs, executors, spouse and administrators, hereby releases and forever discharges Employer, its parent, affiliates, subsidiaries, members, predecessors and all other related business entities, their past and present owners, officers, directors, agents, shareholders, attorneys and employees from any and all claims or causes of action of any type arising out of Employee’s employment with Employer or the termination thereof that Employee had or now has including, without limitation, claims arising under the Family and Medical Leave Act (“FMLA”); Age Discrimination In Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq. (as amended) (“Title VII”); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. L. No. 102-166; the Occupational Safety and Health Act; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Equal Pay Act; the Employee Retirement Income Security Act (“ERISA”); Federal Executive Order 11246; the Americans With Disabilities Act (“ADA”); the Illinois Human Rights Act; the Cook

County Human Rights Ordinance; the Chicago Human Rights Ordinance; and/or any other federal, state or local statute, law, ordinance, regulation or order, and/or the common law, including wrongful termination, assault, battery, retaliatory discharge, or defamation. Employee agrees to release and waive the right to file or participate as a class member in any claims or lawsuits against, and agrees not to file any lawsuit, or take legal action against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, or employees relating to claims released by this Agreement or Employee’s employment with Employer. Employee agrees not to accept any monetary compensation as a result of filing any charge against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, or employees, and to not accept any monetary compensation as a result of any third party filing any such charge against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, or employees. Employee warrants and represents that Employee has not filed or otherwise initiated against Employer, its parents, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, or employees any litigation, lawsuit, administrative charge or other action and that none is so pending.
This Paragraph does not: (i) limit or proscribe Employee’s non-waivable right to file a charge with the EEOC or other agency, if such waiver is prohibited by law; (ii) limit or proscribe Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC or other agency, if such waiver is prohibited by law; (iii) apply to any claim arising out of conduct occurring after the date this Agreement is signed; (iv) apply to any claim to enforce the terms of this Release; or (v) apply to any claim to challenge the validity of this Agreement under the ADEA.
Section 9. Representations by Employee. Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by the Employer or its attorney. Moreover, Employee hereby acknowledges that Employee has been advised to and afforded the opportunity to consult with legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 8. Employee acknowledges that Employee has been offered forty-five (45) days to consider this Agreement. After having been so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement. Employee further acknowledges that Employee may revoke this Agreement within seven (7) days after execution and further understands that this Agreement shall not become effective or enforceable until seven (7) days after execution (the “Effective Date”). Any revocation must be in writing and directed to John H. Clayton, First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606. If sent by mail, any revocation must be postmarked within the 7-day period and sent by certified mail, return receipt requested.

Section 10. No Admissions. Employer denies that it or any of its employees or agents has taken any improper or illegal action against Employee, and Employee agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.
Section 11. Confidentiality. Employee and Employer agree to keep the existence and the terms of this Agreement confidential, except as may be required by law or in connection with the preparation of tax returns.
Section 12. Non-Waiver. Employer’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.
Section 13. Choice of Law; Forum; Attorneys’ Fees. This Agreement is executed pursuant to and is governed by the substantive law of Illinois without regard to choice-of-law principles. Any action, dispute or litigation arising out of or relating to this Agreement shall be filed only in the federal or state courts of the State of Illinois. The prevailing party in any such action shall be entitled to his/her/its attorneys’ fees.
Section 14. Entire Agreement. This Agreement sets forth the entire agreement between the parties and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with Employer and the termination of that employment.
Section 15. Ability to Revoke Agreement. The parties expressly recognize that this Agreement will become irrevocable seven (7) days after its execution and non-revocation by Employee per Section 9. In any action to enforce this Agreement, the terms of the Agreement shall be binding, and the reneging party expressly and irrevocably waives any right to contest or collaterally attack its terms on any basis, including, but not limited to, ignorance or mistake.
Section 16. Successors and Assigns. The parties agree that this Agreement shall be binding upon them and inure to the benefit of Employee and Employer and their respective representatives, heirs, successors and assigns. The parties agree that in the event that any claim, suit or action shall be commenced by Employee, Employee’s heirs, executors, spouse, or administrators relating to Employee’s employment with Employer or the termination thereof, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.
Section 17. Knowing and Voluntary. Employee represents further that Employee has read the terms of this Agreement, and that Employee has had sufficient time to consider executing it; that Employee knows and understands the rights that Employee is waiving and the terms and consequences of Employee’s execution of this Agreement; that Employee executes this Agreement knowingly, voluntarily, in good faith, with a genuine intent to waive the rights identified herein; and that Employee has not been subjected to any duress, coercion, fraud, overreaching, or exploitation.
Employee states that Employee has read and understands that this Agreement is meant as a general release and waiver of claims, releasing Employer, its owners, predecessors, subsidiaries, parent, affiliates and other related entities, their shareholders, members, employees, directors, agents and attorneys, from any and all claims Employee may now have against them, that Employee voluntarily agrees to the terms set forth herein, that Employee knowingly and willingly intends to be legally bound by the same, that Employee was given adequate opportunity to consider the Agreement, and that the terms and conditions hereof were determined by negotiation between Employee and Employer.
Section 18. Severability. The parties also understand and agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court, arbitrator, or administrative agency of competent jurisdiction, or, in the event that any provision of the Agreement cannot be modified or restricted so as to be valid and enforceable, then that provision shall be deemed excised from the Agreement and the remaining provisions of the Agreement shall remain in effect and be construed and enforced as if such provision had originally been incorporated therein as so restricted or modified, or as if such provision had not originally been contained therein, as the case may be.
Section 19. Disclosures. Schedule A, which is attached hereto, contains the ages and job titles of the employees selected by Employer for termination as part of its reduction-in-force, the employees not selected by Employer for termination and whether or not the terminated employees were offered severance benefits. Schedule A also contains Employer’s criteria for selecting employees for termination and its criteria for offering severance payments to the terminated employees.
READ CAREFULLY.
THIS DOCUMENT CONTAINS A GENERAL RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS

FIRST INDUSTRIAL INVESTMENTS, INC.

By:	First Industrial Realty Trust, Inc.,
Its general partner

By:	/s/ John Potempa	/s/ Jerry Pientka

Jerry Pientka
Title:	HR Manager

Date:	2/25/09	Date: 2/27/09